Exhibit 4.72

Dated: 08/03/2013

Oppenheim Capital Ltd.

(as Lender)

- and -

NewLeadJMEG LCC

(as Borrower)

LOAN AGREEMENT
for a secured fixed 24% interest rate
Revolving Credit Facility of up to
US$1,350,000 (United States Dollars One
Million Three Hundred and Fifty Thousand)

THIS AGREEMENT is made this 8th day of March, 2013

BY AND BETWEEN:

1. **Oppenheim Capital Ltd**, a British Virgin Island Company with registered offices at Mill Mall Tower, 2nd Floor Wickhams Cay I P.O. Box 4406 Road Town, Tortola British Virgin Islands, (hereinafter called the **"Lender"**);

2. **New Lead JMEG LLC**, a Delaware registered limited liability company with registered offices at 4000 S. Faber PL DR., Suite 300 Charleston, SC 29405, (hereinafter called the **"Borrower"**).

AND IT IS HEREBY AGREED as follows:

1. PURPOSE, DEFINITIONS AND INTERPRETATION

1.1 Purpose

This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrower a fixed interest rate revolving credit facility in an amount up to United States Dollars One Million Three Hundred and Fifty Thousand (US$1,350,000) for the purpose of being used for the partial bridge financing for the purchase of Five Miles and ELK Valley Coal Mines (the **"Properties"**).

1.2 Definitions

In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause and:

"Agreement" means this Agreement as the same may from time to time be supplemented and/or amended;

"Banking Day" means any day on which Lenders and foreign exchange markets in New York, London, Athens and in each country or place in or at which any act is required to be done under this Agreement, Lenders are open for the transaction of business of the nature contemplated in this Agreement;

"Borrower" means the Borrower specified in the preamble of this Agreement;

"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made means funds which are for same day settlement in the New York Clearing House InterBank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international Banking transactions denominated in Dollars);

"Drawdown Date" means each Banking Day, not earlier than the date of this Agreement, during the Availability Period, upon which the Borrower has requested that an Advance be made available in the manner provided in Clause 2 or (as the context requires) the date on which such Advance is actually made by the Lender to the Borrower hereunder;

"Revolving Credit Facility" means the total amount of up to (but not exceeding) United States Dollars One Million Three Hundred and Fifty Thousand (US$1,350,000) to be made available by the Lender to the Borrower under this Agreement in two or more tranches and otherwise subject to and on the terms and conditions herein contained;

"Final Maturity Date" means 12 months from the final draw-dawn unless the Lender agrees, at its sole discretion to extend to such later date as the Lender may determine;

"Interest Rate" means the rate of interest payable in respect of the Revolving Credit Facility or the relevant part thereof (as the case may be) ascertained in accordance with the provisions of Clause 3;

"Loan" means the aggregate principal amount at any relevant time advanced to the Borrower and outstanding under this Agreement;

"Month" means a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, Provided that (a) if such period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month or if there is no such Banking Day, such period shall end on the preceding Banking Day (and "months" and "monthly" shall be construed accordingly);

"Outstanding Indebtedness" means the aggregate of the Loan and interest thereon to be payable by the Borrower to or recoverable from the Borrower by the Lender (or in respect of which the Borrower agree in this Agreement to indemnify the Lender) whether actually or contingently, presently or in the future together with interest thereon as provided in this Agreement;

1.3 In this Agreement:

(a) where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms, bodies corporate and bodies unincorporated;

(b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement save as may be otherwise expressly provided;

(c) references to:

(i) any document are to be construed as references to such document as amended and/or supplemented from time to time and references to any enactment shall include re-enactments, amendments and extension thereof;

(ii) the Lender shall include its successors and assigns and references to the Borrower shall include its respective successors and permitted assigns, if any;

(iii) persons include bodies corporate and unincorporated; and

(iv) assets include property, rights and assets of every nature.

(d) reference to the opinion of the Lender or a determination or acceptance of the Lender or to documents, acts or persons acceptable to the satisfaction of the Lender or the like, shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrower.

2. THE REVOLVING CREDIT AND THE DRAWDOWN OF THE LOAN

2.1 **Agreement to lend** Subject to and upon the terms of this Agreement and in reliance (inter alia) on the representations and warranties set forth in Clause 6 and at the request of the Borrower, the Lender agrees to lend to the Borrower a fixed interest rate Revolving Credit Facility of up to but not exceeding the principal amount of United States Dollars One Million Three Hundred and Fifty Thousand (US$1,350,000) for the purpose described in clause 1.1. The Revolving Credit Facility shall be made available to the Borrower in one tranche at the time, in the amount and in the manner specified in Clause 2.3.

2.2 **Drawdown Notice and Commitment to Borrow** Subject to the terms and conditions of this Agreement, an Advance may be made following receipt by the Lender from the Borrower of a Drawdown Notice. A Drawdown Notice shall be effective on actual receipt by the Lender.

2.3 **Availability** Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7, on the date specified in such Drawdown Notice make available the relevant Advance to the Borrower.

2.4 **Termination of the Revolving Credit** The Revolving Credit Facility shall be reduced to zero on the Final Maturity Date and no Advance shall be made to the Borrower under this Agreement thereafter.

2.5 **Cancellation of the Revolving Credit Facility** The Borrower shall be entitled to cancel any undrawn part of the Revolving Credit Facility under this Agreement upon giving the Lender not less than three (3) Business Days' notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender for the full amount of the Revolving Credit Facility or in respect of the portion thereof in respect of which cancellation is required by the Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn.

3. **INTEREST RATE** Subject to the terms of this Agreement, the Borrower shall pay interest on the amount of the Loan or any part thereof at the Interest Rate applicable to each Interest Tranche at the fixed rate 24% per annum determined by the Lender.

4. REPAYMENT - PREPAYMENT OF THE REVOLVING CREDIT FACILITY

4.1 Repayment

The Outstanding Indebtedness shall be repaid (and it is expressly undertaken by the Borrower to repay the Outstanding Indebtedness) by a single installment on the Final Maturity Date whereon the Borrower shall also pay to the Lender any and all other monies then and payable under this Agreement. Provided however that the Lender shall, following written request of the Borrower, extent the Revolving Credit Facility for any period the Lender shall at its sole and absolute discretion determine;

4.2 **Voluntary prepayment** The Borrower may prepay the Loan in whole, provided that the Lender shall have received from the Borrower not less than three banking days prior notice of its intention to make such prepayment and specifying the date on which such prepayment is to be made

5. PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1 **Payments – No set-off or Counterclaims** If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account, the Borrower may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Lender under this Agreement.

5.2 **Payments on Banking Days** All payments shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the payment or payments shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3 **Computation** All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6. REPRESENTATIONS AND WARRANTIES

6.1 The Borrower hereby represents and warrants to the Lender that:

Continuing representations and warranties

(a) **Due Incorporation/Valid Existence** the Borrower is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation as limited liability company, and have power to

own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted;

(b) **Financial Condition** the financial condition of the Borrower has not suffered any material deterioration since that condition was last disclosed to the Lender;

(c) **No Immunity** neither the Borrower nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(d) **Valid Choice of Law** the choice of law agreed to govern this Agreement is valid and binding on the Borrower.

6.2 The Borrower hereby further represents and warrants to the Lender that:

Initial representations and warranties

(a) **Direct obligations - Pari Passu** the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;

(b) **Information** all information, accounts, statements of financial position, exhibits and reports furnished by the Borrower and its Related Companies to the Lender in connection with the negotiation and preparation of this Agreement are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the knowledge of the Directors/Officers of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(c) **No Default** no Default has occurred and is continuing;

(d) **No Taxes** no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Borrower under this Agreement or are imposed on or by virtue of the execution or delivery of this Agreement or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(e) **No Default under other Indebtedness** the Borrower is not in Default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

6.3 **Representations Correct** At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower to the Lender are true and accurate.

6.4 **Repetition of Representations and Warranties** The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2) shall be deemed to be repeated by the Borrower on each Drawdown Date and on each Interest Payment Date throughout the Security Period.

7. CONDITIONS PRECEDENT

7.1 **No change of circumstances** The obligation of the Lender to advance the Revolving Credit Facility or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on each Drawdown Date:

(a) the representations and warranties set out in Clause 6 are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b) no Default shall have occurred and be continuing or would result from the drawdown.

7.2 **Waiver of conditions precedent** The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Revolving Credit Facility available to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 7.1, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within such period as the Lender may, in its sole and absolute discretion, agree or specify.

8. COVENANTS

The Borrower undertake with the Lender that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:

8.1 **Information Covenants**

(a) **Information on adverse change or Default** promptly inform the Lender of any occurrence which came to the knowledge of the Borrower which might adversely affect the ability of the Borrower to perform its respective obligations under this Agreement and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.2 **Maintenance of Business and legal Structure**

(a) **Maintenance of Business Structure** not change the nature, organisation and conduct of its business

(b) **Know your customer and money laundering compliance** provide the Lender with such documents and evidence as the Lender shall from time to time require, based on law and regulations applicable from time to time and the Lender's own internal guidelines applicable from time to time to identify the Borrowers and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement; and

8.3 **Observance of Covenants**

(a) **Use of the Loan** use the Loan exclusively for the purpose specified in this Agreement;

(b) **Compliance with Covenants** duly and punctually perform each of the obligations expressed to be assumed by it under this Agreement and the other Security Documents;

(c) **Payment on Demand** pay to the Lender on demand any sum of money which is payable by the Borrower to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and

(d) **Evidence of Compliance** upon request by the Lender from time to time provide such information and evidence to the Lender as the Lender would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement;

8.4 **Validity of Securities – Taxes etc.**

(a) **Validity** ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(b) **Taxes** pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(c) **Additional Documents** from time to time and within ten (10) days after the Lender's request execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender's

consent) have not been fulfilled prior to the Drawdown, such conditions shall be complied with within fourteen (14) days of Drawdown (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

9. EVENTS OF DEFAULT

There shall be an Event of Default whenever an event described in Clauses 9.1 to 9.9 occurs:

9.1 Non Performance of Obligations

(a) the Borrower or any other Security Party fails to pay any sum due from the Borrower or, as the case may be such Security Party, under this Agreement and/or any of the other Security Documents at the time, in the currency and in the manner stipulated herein and/or any of the other Security Documents, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or

(b) the Borrower or any other Security Party fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement and/or any other Security Document; or

(c) the Borrower or any other Security Party commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings under this Agreement and/or any of the other Security Documents (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances) and, in respect of any such breach or omission which in the reasonable opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within ten (10) days of the Lender notifying the Borrower and/or the relevant Security Party of such required action to remedy the breach or omission; or

9.2 Events affecting the Security Parties

(a) any Security Party is adjudicated or found bankrupt or insolvent or any judgement or order is made by any competent court or resolution passed or petition (which is not in the reasonable opinion of the Lender frivolous and is not being contested in good faith by such Security Party) presented for the winding-up or dissolution of any Security Party or for the appointment of a liquidator, trustee, receiver, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of any Security Party; or

(b) any Security Party becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition, compromise or other arrangement for the benefit of its creditors generally or good faith proceedings are commenced in relation to any Security Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(c) an encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the undertakings, assets, rights or revenues of any Security Party or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within fifteen (15) days; or

(d) all or a material part of the undertakings, assets, rights or revenues of any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(e) any event occurs or proceeding is taken with respect to any Security Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in sub-Clauses 9.2(a) to 9.2(d); or

(f) any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(g) there occurs, in the reasonable opinion of the Lender, a materially adverse change in the financial condition of any Security Party; or

(h) any other event occurs or circumstances arise which, in the reasonable opinion of the Lender, materially and adversely affects either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii) the security created by this Agreement and/or any of the Security Documents; or

(i) there is any material change in the beneficial ownership of the shares in the Borrower and/or in any other corporate Security Party; or

9.3 **Representations Incorrect** any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

9.4 **Cross-default of the Borrower** any Indebtedness of the Borrower is not paid when due or becomes due and payable, or any creditor of the Borrower becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given or any obligation or covenant undertaken or agreement made by the Borrower in respect of Indebtedness is not honoured when due; or

9.5 **Events affecting the Security Documents**

(a) this Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Lender), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful

for the Borrower to fulfil any of its covenants and obligations contained in this Agreement or any of the Security Documents or for the Lender to exercise the rights vested in it thereunder or otherwise; or

(b) any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents or the performance by the Borrower of its obligations under this Agreement and/or any of the other Security Documents is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

9.6 **Consequences of Default** The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:

(a) by notice to the Borrower declare that the obligation of the Lender to make the Revolving Credit Facility available shall be terminated, whereupon the Revolving Credit Facility shall be reduced to zero forthwith; and/or

(b) by notice to the Borrower declare that the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrower.

9.7 **Insolvency Events of Default** If an event occurs in respect of the Borrower or the other Security Parties of the type described in sub-Clauses 9.2(a) to (c), the obligation of the Lender to make the Revolving Credit Facility available shall terminate immediately upon receipt by the Lender of the relevant information (as such receipt shall be conclusively certified by a certificate of the Lender) and all amounts payable under sub-Clause 9.9(b) above shall become immediately due and payable without any notice or other formality which is hereby expressly waived by the Borrower.

9.8 **Proof of Default** It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

9.9 **Exclusion of Lender's liability** Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or any other Security Party:

(a) for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b) as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset,

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct or gross negligence of the Lender's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

10. INDEMNITIES - EXPENSES - FEES

10.1 **Indemnity** The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Security Documents, against any loss or expense which the Lender shall certify as sustained or incurred as a consequence of (i) any default in payment by any of the Security Parties of any sum under any of the Security Documents when due, (ii) the occurrence of any Event of Default, (iii) any prepayment of the Loan or part thereof being made or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid or (iv) any drawdown not being made for any reason (excluding any default by the Lender) after a Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

10.2 **Expenses** The Borrower shall (and it is hereby expressly undertaken by the Borrower) pay to the Lender on demand:

(a) **Initial and Amendment expenses** all expenses (including legal, printing and out-of-pocket expenses) incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents;

(b) **Enforcement expenses** all expenses (including legal and out-of- pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not; and

10.3 **Maintenance of the Indemnities** The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

10.4 **Communications Indemnity** It is hereby agreed in connection with communications that:

(a) express authority is hereby given by the Borrower to the Lender to accept (at the sole discretion of the Lender) all tested or untested communications given by facsimile, telex, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter;

(b) the Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the telex and fax numbers mentioned in Clause 13.7 or any other telex usually used by it or its managing company;

(c) the Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Lender and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender or any third party may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications;

(d) the Lender shall have the right to ask the Borrower to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrower or by any of their authorised representative(s); and

(e) it is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as telex(es), fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect it from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement.

11. SECURITY AND SET-OFF

11.1 **Securities** As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Document are duly executed and, where required, registered in favour of the Lender

in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists of:

(a) Assignment of the contract for sale and purchase of US Steam Coal between RAG Verkauf as a buyer and the Borrower as a seller in an amount up to United States Dollars One Million Three Hundred and Fifty Thousand (US$1,350,000); This assignment refers to 01.02.2013 contract signed for the quantity of 130,000 mt +/-10% US Steam Coal per month.

11.2 **Maintenance of Securities** It is hereby undertaken by the Borrower that the Security Document shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Document be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.3 **Application of funds** Unless the Lender determines otherwise, all moneys received or recovered by the Lender under or pursuant to any of the Security Document shall be applied by the Lender in the following manner:

(i) firstly in or towards payment of Expenses and all sums other than principal or interest which may be due to the Lender under this Agreement and the Security Document or any of them, at the time of application;

(ii) secondly in or towards payment of any default interest;

(iii) thirdly in or towards payment of any arrears of interest due in respect of the Loan or any part thereof;

(iv) fourthly in or towards repayment of the Loan or any part thereof which is due and payable; and

(v) fifthly in or towards payment to the Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and

(vi) sixthly the surplus (if any) shall be paid to the Borrower, or to whomsoever else shall be entitled thereto.

11.4 **Waiver of right of appropriation** The Borrower hereby irrevocably waives any rights of appropriation to which it may be entitled.

12 UNLAWFULNESS, INCREASED COSTS

12.1 **Unlawfulness** If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central Lender, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Revolving Credit Facility or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrower whereupon the Revolving Credit Facility shall be reduced to zero and the Borrower shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement.

In any such event the Borrower and the Lender shall negotiate in good faith (but without incurring any legal obligations) with a view to agreeing the terms for making the Loan available from another jurisdiction or providing the Loan from alternative sources.

12.2 **Change of circumstances** If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Lender to maintain or give effect to its obligations or to claim or receive any amount payable to the Lender under this Agreement, then the Lender may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Lender pursuant to the terms of the notice.

13. GENERAL

13.1 Assignment, Participation

(a) **Binding Effect** This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and assigns.

(b) **No Assignment by the Borrower** The Borrower and any other parties to the Security Documents may not assign any rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

(c) **Assignment by the Lender** The Lender may at any time (following consultation with the Borrower and adequate notice being given to the Borrower and the other Security Parties but without the consent of the Borrower), assign, transfer, or offer participation to any Subsidiary or holding company of the Lender or any Subsidiary of such holding company or (with the consent of the Borrower, such consent not to be unreasonably withheld) to any other Lender, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.

(d) **Documentation** If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.1 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter into and procure that each Security Party enters into (at the Lender's expense) such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Lender in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertake that they shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more Lenders or financial institutions in a syndicate or otherwise.

13.2 **Cumulative Remedies** The rights and remedies of the Lender contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.

13.3 **Amendments** This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

13.4 **Invalidity of Terms** In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the Drawdown of the Revolving Credit Facility or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

13.5 **Inconsistency of Terms** In the event of any inconsistency between the provisions of this Agreement and the provisions of a Security Document the provisions of this Agreement shall prevail.

13.6 **Language and genuineness of documents**

(a) **Language** All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified Greek translation upon which the Lender shall be entitled to rely.

(b) **Certification of signature** Signatures on Board or shareholder resolutions, Secretary's certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

13.7 **Notices**

(a) Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the Security Documents shall.

(i) be in writing delivered personally or be first-class prepaid letter (airmail if available), or cable or shall be served through a process server or subject to Clause 10.4 by telex or fax;

(ii) be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a telex, at the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of fax, at the time of dispatch as per transmission report (provided that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), in the case of a cable 24 hours after despatch and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(iii) be sent:

if to be sent, to the Borrower to 4000 S. Faber PL DR., Suite 300 Charleston, SC 29405

if to be sent to the Lender, to 77, Strovolou Str. Strovolos Center Office 201 2018 Nicosia CYPRUS c/o Alliott.

or to such other person, address, telex or fax number as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, telex or fax number notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

13.8 **Confidentiality**

(a) Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b) The Borrower acknowledges and accepts that the Lender may be required by law or that it may be appropriate for the Lender to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c) The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extend that this is necessary for the enforcement or the contemplation of enforcement of the Lender's rights or for any other purpose for which in the opinion of the Lender, such disclosure should be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorise any such disclosure and delivery.

(d) The Borrower acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

14 APPLICABLE LAW AND JURISDICTION

14.1 **Law**

(a) This Agreement shall be governed by and construed in accordance with English Law.

14.2 **Submission to Jurisdiction**

(a) For the exclusive benefit of the Lender, each of the Borrower agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrower or any of its assets may be brought in the English Courts.

The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. ....
...., or its successors to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The appointment of the Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrower. The foregoing shall not limit the right of the Lender to start proceedings in any other country or to serve process in any other manner permitted by law. Finally, the Borrower hereby waives any objections to the inconvenience of England as a forum.

(b) The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c) The parties further agree that subject to Clause 14.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrower may have against the Lender arising out of or in connection with this Agreement and the Borrower hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.

14.3 **Proceedings in any other country** If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

In this Clause 14 "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorised officers or Attorneys on the day and year first before written.

THE LENDER

SIGNED by:____________________
Name: Dimitrios Tsouvelekakis
Title: ..D..TSOUVELEKAKIS DIRECTOR

THE BORROWER

SIGNED by:____________________
Name: Michail S. Zolotas
Title: Chairman